JOHN HANCOCK INSTITUTIONAL SERIES TRUST

on behalf of John Hancock Independence Diversified Core Equity Fund II (the “Fund”)

AMENDMENT TO SUB-INVESTMENT MANAGEMENT CONTRACT

Sections 2 f. of the Fund’s Sub-Investment Management Contract dated July 14, 2006 is hereby deleted and replaced, effective July 1, 2007, with the following:

2.

f.              The Subadviser shall vote proxies relating to the Portfolio’s investment securities in accordance with the Trust’s proxy voting policies and procedures, which provide that the Subadviser shall vote all proxies relating to securities held by the Portfolio and, subject to the Trust’s policies and procedures, shall use proxy voting policies and procedures adopted by the Subadviser in conformance with Rule 206(4)-6 under the Investment Advisers Act. The Subadviser shall review its proxy voting activities on a periodic basis with the Trustees.

Executed this 26th day of June, 2007.

JOHN HANCOCK ADVISERS, LLC
By:	/s/Alfred P. Ouellette
Name:	Alfred P. Ouellette
Title:	AVP and Senior Counsel

JOHN HANCOCK INSTITUTIONAL SERIES TRUST on behalf of John Hancock Independence Diversified Core Equity Fund II

By:	/s/Alfred P. Ouellette
Name:	Alfred P. Ouellette
Title:	Assistant Secretary

INDEPENDENCE INVESTMENTS, LLC

By:	/s/Miriam F. Cooper
Name:	Miriam F. Cooper
Title:	Chief Operating Officer